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                                                                 Exhibit 10.3


                             February 7, 1997

Mr. Marc Greenberg
Chief Financial Officer
HelpMate Robotics Inc.
Shelter Rock Lane
Danbury, CT 06810

Re: Purchase, Security and Remarketing Agreement ("Purchase Agreement") dated February 7, 1997 between Leasing Technologies International, Inc. ("LTI") and HelpMate Robotics Inc. ("HelpMate")

    Master Lease Agreement ("Master Lease") dated January 23, 1997 between LTI and HelpMate

Dear Marc:

Unless otherwise indicated, defined terms in this letter shall have the meanings set forth in the Purchase Agreement.

This letter confirms our understanding that, notwithstanding any provision in the Master Lease or the Purchase Agreement to the contrary, HelpMate shall have forty-five days to provide such documents and to complete such action as may be necessary to comply with state and local tax law insofar as such laws apply to the transactions contemplated by the Purchase Agreement and by the Master Lease. Such action will include, but not be limited to, the items set forth in a memorandum prepared by LTI, a copy of which is annexed to this letter as Exhibit A. Notwithstanding the provisions of Section 7 of the Purchase Agreement, if LTI has not received such documentation as it deems reasonably necessary to comply with the provisions of this paragraph within said forty-five day period, LTI may, upon notice to HelpMate, retain from the Retained Amount, funds sufficient to satisfy the tax obligations with respect to the transactions contemplated by the Purchase Agreement and the Master Lease, and may disburse such funds to the appropriate taxing jurisdictions in payment of such obligations.

This letter also confirms our understanding that, notwithstanding any provision in the Master Lease or the Purchase Agreement to the contrary, HelpMate shall also have forty-five days to provide evidence of qualification to do business in any state where the Equipment or the Collateral Equipment is located. HelpMate shall supply such evidence of qualification to LTI as may be reasonably requested, including but not limited to good standing certificates.


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Mr. Marc Greenberg
February 7, 1997
Page 2

Finally, this letter confirms that HelpMate shall, within forty-five days, furnish to LTI (a) fully executed assignment and payment direction notices referred to in Section 5 (e) of the Purchase Agreement from each User and (b) insurance certificates from each User as required by the User Agreements. In the event the documentation set forth in this paragraph and in the preceding paragraph is not timely furnished, LTI may withhold payment of amounts in excess of the Retained Amount until LTI has received such documentation.

Please indicate your agreement with the terms of this letter by signing in the space provided below.

VERY TRULY YOURS,

LEASING TECHNOLOGIES INTERNATIONAL, INC.

F. Jared Sprole
President

Agreed:

HELPMATE ROBOTICS INC.

By                    Asst Treas
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